As filed with the Securities and Exchange Commission on October 5, 2012

Registration No. 333-174838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AMBARELLA, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	3674	98-0459628
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2975 San Ysidro Way

Santa Clara, CA 95051

(408) 734-8888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Feng-Ming Wang

Chief Executive Officer

c/o Ambarella Corporation

2975 San Ysidro Way

Santa Clara, CA 95051

(408) 734-8888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini Aaron J. Alter Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Michael Morehead General Counsel c/o Ambarella Corporation 2975 San Ysidro Way Santa Clara, CA 95051 (408) 734-8888	Andrew S. Williamson David G. Peinsipp Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-174838) is solely to file Exhibits 1.1, 5.1, 8.2 and 10.8.3. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the ordinary shares being registered under this registration statement are as follows:

SEC registration fee	$8,698
FINRA filing fee	8,635
Listing fee	125,000
Printing and engraving expenses	230,000
Legal fees and expenses	1,120,129
Accounting fees and expenses	930,000
Blue Sky fees and expenses (including legal fees)	20,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	47,538

Total	$2,500,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The registrant’s amended and restated memorandum and articles of association provide for indemnification of directors and officers against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

In addition, the registrant has entered into separate indemnification agreements with its directors and officers, pursuant to which the registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement, pursuant to which the registrant has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, we sold the following unregistered securities:

(1) From February 1, 2009 through July 31, 2012, we sold and issued to our employees, consultants or former service providers an aggregate of 985,101 ordinary shares pursuant to option exercises under the 2004 Stock Plan at prices ranging from $0.18 to $8.82 per share for an aggregate purchase price of $2,330,391.89. During such period, we repurchased an aggregate of 8,533 unvested ordinary shares from former employees in connection with termination of employment.

(2) From February 1, 2009 through July 31, 2012, we granted options under our 2004 Stock Plan to purchase an aggregate of 3,518,605 ordinary shares to our employees, directors and consultants, having exercise prices ranging from $2.93 to $9.99 per share for an aggregate exercise price of $26,635,100.43.

(3) On January 5, 2012, we issued and sold an aggregate of 1,047,596 shares of our Series D Preference Shares at a per share price of $11.25, for an aggregate consideration of $11,785,455.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on the following exemptions:

The issuances of the securities described in paragraphs (1) and (2) above were deemed to be exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 701 thereof on the basis that the transactions were pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 and otherwise made in compliance with the requirements of Rule 701, or pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. All recipients had access, through their relationship with the registrant, to information about the registrant.

The issuance of the securities described in paragraph (3) above was deemed to be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. Each recipient of the securities in these transactions represented its intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about the registrant or had adequate access to information about the registrant.

None of the transactions described above was an underwritten public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

See Exhibit Index immediately following the signature pages.

(b) Financial statement schedules.

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the audited consolidated financial statements or related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Clara, California, on October 5, 2012.

AMBARELLA, INC.

By:	/s/ Feng-Ming Wang
Feng-Ming Wang
Chairman of the Board of Directors, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/s/ Feng-Ming Wang Feng-Ming Wang	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	October 5, 2012

/s/ George Laplante George Laplante	Chief Financial Officer (Principal Financial and Accounting Officer)	October 5, 2012

* Leslie D. Kohn	Chief Technology Officer and Director	October 5, 2012

* Chenming C. Hu	Director	October 5, 2012

* Christopher B. Paisley	Director	October 5, 2012

* Lip-Bu Tan	Director	October 5, 2012

* Andrew W. Verhalen	Director	October 5, 2012

/s/ George Laplante George Laplante	(Authorized U.S. Representative)	October 5, 2012

*By:	/s/ George Laplante
George Laplante, Attorney-in-Fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement
3.1.1#	Amended and Restated Memorandum and Articles of Association of the registrant as currently in effect
3.1.2#	Resolution of the shareholders of the registrant passed on August 24, 2012 to consolidate the shares of the registrant
3.2#	Form of Amended and Restated Memorandum and Articles of Association of the registrant to be effective upon the completion of this offering
4.1#	Third Amended and Restated Investors’ Rights Agreement, dated January 5, 2012, by and among Ambarella, Inc. and certain of its shareholders
5.1	Opinion of Maples and Calder, special counsel to the registrant, regarding the validity of the registrant’s ordinary shares being registered
8.1#	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to the registrant, regarding certain U.S. tax matters
8.2	Opinion of Maples and Calder, Cayman Islands counsel to the registrant, regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1.1+#	Amended and Restated 2004 Stock Plan
10.1.2+#	Form of Stock Option Agreement under Amended and Restated 2004 Stock Plan
10.1.3+#	Form of Restricted Stock Unit Award Agreement under Amended and Restated 2004 Stock Plan
10.2.1+#	2012 Equity Incentive Plan
10.2.2+#	Form of Stock Option Agreement under 2012 Equity Incentive Plan
10.2.3+#	Form of Restricted Stock Agreement under 2012 Equity Incentive Plan
10.2.4+#	Form of Restricted Stock Unit Agreement under 2012 Equity Incentive Plan
10.3+#	2012 Employee Stock Purchase Plan
10.4+#	Form of Indemnification Agreement
10.5+#	Offer Letter entered into by Ambarella, Inc. with George Laplante dated March 3, 2011, as amended
10.6.1+#	Form of Change of Control and Severance Agreement, entered into by Ambarella, Inc. with the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer
10.6.2+#	Form of Change of Control and Severance Agreement, entered into by Ambarella, Inc. with executive officers other than the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer
10.7+#	Description of Executive Bonus Plan
10.8.1§#	Sales Representative Agreement dated January 31, 2011 by and between Ambarella, Inc. and WT Microelectronics Co., Ltd.
10.8.2§#	Amendment No. 1 to Sales Representative Agreement dated February 1, 2012 by and between Ambarella, Inc. and WT Microelectronics Co., Ltd.
10.8.3	Amendment No. 2 to Sales Representative Agreement dated October 1, 2012 by and between Ambarella, Inc. and WT Microelectronics Co., Ltd.
10.9.1#	Lease dated September 29, 2006 by and between Renault & Handley Employees’ Investment Co. and Ambarella Corporation
10.9.2#	First Amendment to Lease dated November 12, 2009 by and between Renault & Handley Employees’ Investment Co. and Ambarella Corporation
21.1#	List of subsidiaries of the registrant
23.1#	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
23.3#	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 8.1)

24.1#	Power of Attorney
99.1#	Amendment No. 1 to Form S-1 Registration Statement, submitted confidentially by the registrant to the SEC on July 11, 2012

+	Indicates a management contract or compensatory plan.
§	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.
#	Previously filed.